Exhibit 5.15

February 27, 2015

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:                             Guaranty of Indentures of LifePoint Hospitals, Inc. (“Parent”) by Acquisition Bell Hospital, LLC and Bell Physician Practices, Inc.

Dear Sir/Madam:

We have acted as counsel to Acquisition Bell Hospital, LLC, a Michigan limited liability company (“Acquisition”), and Bell Physician Practices, Inc., a Michigan non-profit corporation (“Bell” and collectively with Acquisition, the “Guarantors”) with respect to the above-referenced matter.  This opinion is being rendered in connection with the guarantees (“Debt Guarantees”) by the Guarantors of the debt securities (the “Debt Securities”) to be issued by the Parent pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Parent and the trustee party thereto or (ii) a form of subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between the Parent and the trustee party thereto, being filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on February 27, 2015.

In connection with this opinion, we have examined the original or a copy certified or otherwise identified to our satisfaction as a true copy of each of the following documents:

(a)                                 The Articles of Organization of Acquisition, dated April 12, 2013;

(b)                                 The Operating Agreement of Acquisition, dated effective as of May 23, 2013;

(c)                                  The Unanimous Written Consent in Lieu of Meeting of the Members of Acquisition, dated February 25, 2015;

(d)                                 A Certificate of Good Standing of Acquisition certified on February 18, 2015 by the Corporations, Securities & Commercial Licensing Bureau of the Michigan Department of Licensing and Regulatory Affairs;

(e)                                  The Articles of Incorporation of Bell, dated April 12, 2013;

(f)                                   The Bylaws of Bell, adopted on April 24, 2013;

(g)                                  The Action by Unanimous Written Consent in Lieu of Meeting of the Board of Bell, dated February 25, 2015;

(h)                                 A Certificate of Good Standing of Bell certified on February 18, 2015 by the Corporations, Securities & Commercial Licensing Bureau of the Michigan Department of Licensing and Regulatory Affairs;

(i)                                     The form of Senior Notes Indenture;

(j)                                    The form of Subordinated Notes Indenture; and

(k)                                 A Secretary’s Certificate for each of the Guarantors, dated February 27, 2015.

The documents referenced in subparagraphs (a) through (k) above are hereinafter collectively referred to as the “Documents.”

We have assumed the genuineness of all signatures other than those persons signing on behalf of the Guarantors, the legal capacity of natural persons executing the Documents, and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents executed by entities other than the Guarantors we have assumed that each such other entity has the power, authority and capacity to enter into and perform all of its obligations thereunder and also have assumed the due authorization by each such other entity of all requisite action and the due execution and delivery of such Documents by each such other entity and the validity and binding effect thereof as to each such entity. Without limiting the legal conclusions reached in this opinion, we have assumed the truth and accuracy of the representations and warranties of the Guarantors in the Documents. We have not undertaken any independent investigation or verification as to such matters.

Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based on our actual knowledge, it is intended to signify that during the course of our representation of the Guarantors as herein described, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts, or suggest that further inquiry is required to confirm or refute the existence of such facts.  However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Guarantors.

This opinion is based solely on the laws of the State of Michigan and, where applicable, the laws of the United States of America; and no opinion is given with respect to the laws of any other jurisdiction nor the application of conflict or choice of law principles.

We understand that all of the foregoing assumptions and limitations are acceptable to you. The opinions hereinafter expressed are subject to the further qualifications:

(a)                                 Our opinion is subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, and to the discretionary nature of specific performance and other equitable remedies.

(b)                                 Our opinion is subject to limitations imposed by general principles of equity and public policy upon the specific enforceability of any of the remedies, covenants or other provisions of the Indentures and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity) in regard to certain covenants and provisions of agreements where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the Parent, including the acceleration of indebtedness due under the Indentures, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (ii) the creditor’s enforcement of such covenants or provisions would violate principles of good faith and fair dealing, or would be commercially unreasonable.

(c)                                  Certain rights and remedies contained in the Indentures may be rendered ineffective, or limited, by applicable laws and judicial decisions governing such provisions, but such laws and judicial decisions do not, in our opinion, make the Indentures inadequate for the practical realization of the benefits intended to be provided by the Indentures except for the economic consequences of any procedural delay which may result from such laws and decisions.

(d)                                 We express no opinion as to the enforceability of the indemnification provisions of the Indentures, or any provisions exculpating a holder of the Securities or any of its representatives from any liability, in each case insofar as such provisions might require indemnification or exculpation with respect to any violations of securities laws or relating to any litigation by any party determined adversely to any party other than the Parent or the Guarantors. We express no opinion as to the enforceability of any provision exculpating any holder of the Securities or any of its representatives relating to any loss, cost or expense arising out of any violation by any party other than the Guarantors of any of that party’s duties, the Indentures, general principles of equity or public policy.

(e)                                  Notwithstanding anything contained in the Indentures, a holder of the Securities may be limited to recovering only reasonable expenses with respect to enforcement or collection of the obligations under the Indentures.

Based upon and subject to the foregoing, it is our opinion that:

1.                                      Each Guarantor is validly existing and in good standing under the laws of the State of Michigan;

2.                                      Each Guarantor has the corporate power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees; and

3.                                      The Debt Guarantees, upon being duly authorized by all necessary corporate and/or limited liability company action (as the case may be), executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for purposes of Michigan corporate law by each Guarantor.

This opinion is given only as of the date hereof and does not contemplate, and no opinion is given with respect to, future events or subsequent changes in law or fact and we do not undertake to update this opinion or to give any other notice concerning any such changes which may come to our attention.  This opinion is given as of the date hereof and we assume no obligation to advise the Parent of changes that may hereafter be brought to our attention even if such changes would affect our opinion.

We hereby consent to reliance on this opinion letter by the law firm White & Case LLP in connection with the legal opinion provided by such law firm as an exhibit to the Registration Statement.  Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

PLUNKETT COONEY, P.C.

/s/ PLUNKETT COONEY, P.C.
By:	Scott K. Lites
Its: Senior Vice President